Exhibit 8.2
[Letterhead of Maples and Calder]
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont
California
94538
USA
30 January 2006
Dear Sir
SMART Modular Technologies (WWH), Inc
We have acted as Cayman Islands counsel to SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”), in connection with the Company’s offering (the “Offering”) of its Ordinary Shares, par value $0.00016667 per share (the “Shares”).
We have considered the statements included in the Form S-1 Registration Statement (File No. 333-129134) under the Securities Act of 1933 relating to the Offering (the “Registration Statement”) under the caption “Material Cayman Islands Tax Considerations.” In our opinion, insofar as such statements constitute a summary of Cayman Islands laws, they are accurate and fairly summarise in all material respects the laws referred to therein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the captions “Material Cayman Islands Tax Considerations” and “Legal Matters” in the Prospectus which is a part of the Registration Statement.
Yours faithfully
/s/ MAPLES and CALDER